Exhibit 11

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (unaudited)

                                                                                        For the three months
                                                                                                ended
                                                                                             December 31
                                                                                    ----------------------------
                                                                                        1999             1998
                                                                                    -----------      -----------
Basic Earnings per share:
Net income                                                                          $    84,924      $    11,804
Less Preferred Stock Dividends                                                           31,250           31,250
                                                                                    -----------      -----------
Income (Loss) available to Common Stockholders                                           53,674          (19,446)
                                                                                    -----------      -----------

Weighted-average number of Common shares outstanding                                 10,199,101        7,650,090
                                                                                    -----------      -----------

Basic Earnings (Loss) per share                                                     $      0.01             0.00

Diluted Earnings per share:

Income (Loss) available to Common Stockholders                                           53,674          (19,446)
Add back Preferred Stock Dividends                                                         Note             Note
Income (Loss) available to Common and Common Equivalent
Stockholders                                                                             53,674          (19,446)
                                                                                    -----------      -----------

Weighted-average number of Common shares outstanding                                 10,199,101        7,650,090

Add excess of shares issuable for the assumed exercise of options and warrants over the number of shares possible of repurchase using the proceeds from the exercise of such options and warrants at the average market price (treasury stock method)
                                                                                        228,722             Note
Weighted-average number of common and common equivalent shares
outstanding                                                                          10,427,823        7,650,090
                                                                                    -----------      -----------

Diluted Earnings (Loss) per share                                                   $      0.01      $      0.00

Note

      For the three-month periods ended December 31, 1999 and 1998, diluted EPS does not include the assumed conversion preferred stock due to an antidilutive impact. In addition, for the three-month period ended December 31, 1998 diluted EPS does not include the assumed conversion options and warrants due to an antidilutive impact